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For Immediate Release                                             Exhibit 99.9

              LITHIUM TECHNOLOGY CORPORATION AND GAIA GMBH ANNOUNCE PURCHASE ORDER FROM BMW FOR PROTOTYPE 42-VOLT AUTOMOTIVE BATTERY

Plymouth Meeting, Pennsylvania, June 12, 2002. Lithium Technology Corporation, ("LTC", "the Company") (OTC Bulletin Board LITH.OB), a pilot line stage rechargeable lithium battery manufacturer, today announced that together with the German lithium polymer battery company, GAIA Akkumulatorenwerke GmbH (GAIA), it is in the process of completing a prototype 42-Volt battery for BMW under a firm Purchase Order to GAIA from BMW. Delivery is scheduled in the July-August 2002 timeframe.

The prototype lithium battery, which will undergo testing in the U.S. and Europe, delivers 7-8 Kilowatts of power, with a capacity of 27 Amp-hours, a pulse power capability of 200 Amps for starting, a low operating temperature of -30 degrees C and an estimated life of 8 years. It consists of unique stacked flat cells housed in a standard European automotive battery casing with dimensions of 7" x 7.5" x 12" (175mm x 190mm x 300mm), complete with power management and control circuitry. The battery life, weight and performance compare more than favorably with competitive lead acid and nickel metal hydride systems. The battery is designed to meet the 42-Volt battery specifications of the Astor project, a program sponsored by a consortium of European automakers, including BMW, to test advanced energy storage systems.

LTC and GAIA plan to deliver up to 8 more 42-Volt prototypes and a 288-Volt HEV prototype battery within the next four months to various customers, including BMW. The two companies also plan to introduce several other beta stage prototypes for various large battery applications using a synergistic combination of their technologies.

In commenting on this Purchase Order, LTC's Executive Vice President and COO, Dr. Andrew J. Manning said: "Our 42-Volt prototype represents the culmination of several years worth of advanced technology and product development work for the LTC team in unique large format flat cell designs and stacked-cell battery assemblies." GAIA's CEO, Dr. Franz J. Kruger added: "Together with LTC, we are confident in our ability to commercialize our advanced lithium polymer technology for these large battery applications. German auto manufacturers have expressed keen interest in the LTC/GAIA 42-Volt prototypes."

A recent article by LTC's Chairman & CEO, Mr. David J. Cade, addressed the interrelationships among fuel cells, HEVs and advanced batteries, including 42-Volt systems. A version of the article appeared on the Internet website EVWorld.com on April 15, 2002 and the full version is programmed to be published in the Battery Power Products and Technology magazine later this year. According to Mr. Cade, the 12-Volt battery in today's cars has been around for about 45 years. In the mid 1990's carmakers in the U.S., Japan and Europe began looking at increasing the on-board battery power to 42-Volts, which is expected to provide multiple advantages -- better fuel efficiency, reduced emissions and an expanded array of on-board electronics and creature comforts. Because of these advantages the auto industry refers to 42-Volt systems as "mild hybrids." Japanese 42-Volt systems are anticipated in the marketplace in 2003, while European manufacturers are aiming at 2004-5 for the introduction. The intention of U.S. auto manufacturers regarding 42-Volt systems is less clear.

Mr. Cade went on to say that development of 42-Volt battery systems is on a parallel track with the growing commercialization of Hybrid Electric Vehicles
(HEVs). Today's HEVs have battery systems ranging from 144 to 288-Volts which power an electric motor that works in tandem with a small gasoline-powered engine. Previously, LTC had completed a prototype 144-Volt HEV battery, and the LTC/GAIA 42-Volt prototypes incorporate technology advancements over the earlier 144-Volt prototype.

The foregoing information contains forward-looking statements which involve risks and uncertainties relating to such matters as financial performance, technology development, capital raising, business prospects, strategic partnering and similar matters. A variety of factors could cause LTC's actual results and experience to differ materially from anticipated results or other expectations expressed in these forward-looking statements. This notice does not constitute an offer of any securities for sale.

CONTACT:
LITHIUM TECHNOLOGY CORPORATION                      GAIA AKKUMULATORENWERKE GMBH
PHONE: (610) 940-6090 EXT. 109                      PHONE: +49 36 31 - 61 67 0
FAX:   (610) 940-6091                               FAX:   +49 36 31 - 61 67 16
E-MAIL: INVESTORRELATIONS@LITHIUMTECH.COM           E-MAIL: INFO@GAIA-AKKU.COM